Report of Independent Accountants
- ---------------------------------

To the Share Owners of
Rochester Telephone Corporation

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareowners' equity and cash flows present fairly, in all material respects, the financial position of Rochester Telephone Corporation and its subsidiaries at December 31, 1993, 1992 and 1991, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Note 11 to the financial statements, during the first quarter of 1993 the company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."



/s/ Price Waterhouse

January 17, 1994
1900 Chase Square
Rochester, NY 14604


BUSINESS SEGMENT INFORMATION
In thousands of dollars      Years ended December 31,           1993           1992         1991
- ------------------------------------------------------------------------------------------------
 TELEPHONE OPERATIONS
Revenues
Local service                                             $  231,676     $  214,181   $  184,872
Network access service                                       220,196        203,768      166,903
Long distance network service                                 26,978         29,210       34,999
Directory advertising, billing services, and other           120,459        123,112      115,166
Less:  Uncollectibles                                          5,438          2,999        4,343
- -----------------------------------------------------------------------------------------------
  Total Revenues                                          $  593,871     $  567,272   $  497,597
================================================================================================
Operating Income                                          $  164,271     $  152,032   $  131,741
================================================================================================
Depreciation                                              $   99,995     $  100,692   $   86,467
================================================================================================
Construction Expenditures                                 $   86,479     $  114,906   $   98,927
================================================================================================
Identifiable Assets <F1>                                  $1,398,019     $1,416,630   $1,384,875
================================================================================================

TELECOMMUNICATION SERVICES
Sales
Network Systems and Services:
  Non-Affiliate                                           $  282,747     $  215,633   $  198,616
  Affiliate                                                    6,036          1,511        9,620
Wireless Communications                                       29,586         21,113       17,038
Eliminations                                                  (5,790)        (1,480)      (9,312)
- ------------------------------------------------------------------------------------------------
  Total Sales                                             $  312,579     $  236,777   $  215,962
================================================================================================
Operating Income
Network Systems and Services                              $   27,344     $   18,918   $   13,153
Wireless Communications                                        3,256          4,110        3,412
Eliminations                                                      74             74           62
- ------------------------------------------------------------------------------------------------
  Total Operating Income                                  $   30,674     $   23,102   $   16,627
================================================================================================
Depreciation                                              $   14,816     $   13,335   $   12,081
================================================================================================
Construction Expenditures                                 $   15,677     $    8,941   $    9,657
================================================================================================
Identifiable Assets <F1>                                  $  281,701     $  191,989   $  208,308
================================================================================================

<F1>  Includes intercompany accounts that are eliminated in consolidation of $169,519, $94,722 and $96,446 in 1993, 1992 and 1991, respectively.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF INCOME
In thousands of dollars, except per share data           Years ended December 31,         1993           1992         1991

Revenues and Sales
Telephone Operations                                                                  $593,871       $567,272     $497,597
Telecommunication Services                                                             312,579        236,777      215,962
- --------------------------------------------------------------------------------------------------------------------------
  Total Revenues and Sales                                                             906,450        804,049      713,559
- --------------------------------------------------------------------------------------------------------------------------
Costs and Expenses
Operating expenses                                                                     525,488        448,422      402,344
Cost of goods sold                                                                      20,819         21,634       20,620
Depreciation                                                                           114,811        114,027       98,548
Taxes other than income taxes                                                           47,087         44,832       43,679
Software write-off                                                                       3,300           -            -
- --------------------------------------------------------------------------------------------------------------------------
  Total Costs and Expenses                                                             711,505        628,915      565,191
- --------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                       194,945        175,134      148,368
Interest expense                                                                        46,550         50,066       44,604
Other income and expense:
  Allowance for funds used during construction                                           1,330          1,309        1,568
  Gain on sale of assets                                                                 4,449            -         27,561
  Other income (expense), net                                                          (21,222)       (14,347)     (10,534)
- --------------------------------------------------------------------------------------------------------------------------
Income Before Taxes and Extraordinary Items                                            132,952        112,030      122,359
Income taxes                                                                            50,232         41,527       47,070
- --------------------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Items                                                       82,720         70,503       75,289
Extraordinary items, net of income taxes                                                  -            (1,072)       3,757
- --------------------------------------------------------------------------------------------------------------------------
Net Income                                                                              82,720         69,431       79,046
Dividends on preferred stock                                                             1,187          1,188        1,189
- --------------------------------------------------------------------------------------------------------------------------
Income Applicable to Common Stock                                                     $ 81,533       $ 68,243     $ 77,857
==========================================================================================================================
Earnings Per Common Share
Primary:
  Income before extraordinary items                                                   $   2.42       $   2.08     $   2.31
  Extraordinary items                                                                     -              (.03)         .12
- --------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share - Primary                                                   $   2.42       $   2.05     $   2.43
==========================================================================================================================
Fully Diluted:
  Income before extraordinary items                                                   $   2.41       $   2.07     $   2.30
  Extraordinary items                                                                     -              (.03)         .12
- --------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share - Fully Diluted                                             $   2.41       $   2.04     $   2.42
==========================================================================================================================
93finls/2
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET
In thousands of dollars                        December 31,                   1993          1992        1991
ASSETS
Current Assets
Cash and cash equivalents                                               $   31,284    $   69,347   $   44,698
Short-term investments                                                         349           634        2,930
Accounts receivable                                                        157,320       133,973      121,576
Material and supplies                                                       11,208        15,892       19,145
Prepayments and other                                                       21,583        21,821       22,607
    Total Curent Assets                                                    221,744       241,667      210,956
- ------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment
Telephone plant in service                                               1,561,032     1,577,985    1,508,240
Telephone plant under construction                                          33,048        36,619       28,461
- ------------------------------------------------------------------------------------------------------------
                                                                         1,594,080     1,614,604    1,536,701
Less-Accumulated depreciation                                              652,578       657,682      594,975
- ------------------------------------------------------------------------------------------------------------
  Net Telephone Plant                                                      941,502       956,922      941,726
- ------------------------------------------------------------------------------------------------------------
Telecommunications property                                                153,954       140,476      137,365
Less-Accumulated depreciation                                               68,265        57,723       48,005
- ------------------------------------------------------------------------------------------------------------
  Net Telecommunications Property                                           85,689        82,753       89,360
- ------------------------------------------------------------------------------------------------------------
Goodwill                                                                   166,283       135,964      145,360
- ------------------------------------------------------------------------------------------------------------
Deferred and Other Assets                                                   94,983        96,591      109,335
- ------------------------------------------------------------------------------------------------------------
    Total Assets                                                        $1,510,201    $1,513,897   $1,496,737
============================================================================================================

CONSOLIDATED BALANCE SHEET CONT.
In thousands of dollars                        December 31,                   1993          1992        1991
LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Accounts payable                                                        $  147,152    $  125,518   $  100,322
Notes payable                                                                  303         6,194        6,010
Advance billings                                                            12,572        12,546       12,474
Dividends payable                                                           14,058        13,462       12,920
Long-term debt due within one year                                           3,962        59,495       12,284
Taxes accrued                                                               14,729        11,480       25,756
Interest accrued                                                            13,583        16,434       14,817
- ------------------------------------------------------------------------------------------------------------
    Total Current Liabilities                                              206,359       245,129      184,583
- ------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                             492,555       525,597      591,232
- ------------------------------------------------------------------------------------------------------------
Deferred Income Taxes                                                      116,967       118,876      113,973
- ------------------------------------------------------------------------------------------------------------
Postretirement Benefits Obligation                                          16,121          -            -
- ------------------------------------------------------------------------------------------------------------
Minority interests                                                           3,100         2,701        2,518
- ------------------------------------------------------------------------------------------------------------
Shareowners' Equity
Common stock                                                                34,025        33,319       33,323
Capital in excess of par value                                             201,591       174,226      174,358
Retained earnings                                                          418,889       391,256      373,949
- ------------------------------------------------------------------------------------------------------------
                                                                           654,505       598,801      581,630
Less-Treasury stock, at cost                                                 2,191          -               2
- ------------------------------------------------------------------------------------------------------------
    Common Shareowners' Equity                                             652,314       598,801      581,628
Preferred stock                                                             22,785        22,793       22,803
- ------------------------------------------------------------------------------------------------------------
  Total Shareowners' Equity                                                675,099       621,594      604,431
- ------------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareowners' Equity                           $1,510,201    $1,513,897   $1,496,737
============================================================================================================
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
In thousands of dollars       Years ended December 31,                    1993        1992          1991
- --------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Income before extraordinary items                                     $ 82,720    $ 70,503     $ 75,289
 Extraordinary items                                                       -         (1,072)       3,757
- --------------------------------------------------------------------------------------------------------
 Net income                                                              82,720      69,431       79,046
- --------------------------------------------------------------------------------------------------------
 Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
  Depreciation and amortization                                         132,723     121,554      101,499
  Gain on sale of assets                                                 (4,449)       -         (27,561)
  Extraordinary items                                                      -          1,564       (6,187)
  Changes in operating assets and liabilities, exclusive
   of impacts of purchase acquisitions:
   (Increase) decrease in accounts receivable                           (12,644)    (12,822)       2,954
   (Increase) decrease in material and supplies                           4,728       3,253        1,624
   (Increase) decrease in prepayments and other current assets              229         786          929
   (Increase) decrease in deferred and other assets                      (3,719)        301      (16,126)
   Increase (decrease) in accounts payable                               11,516      26,509        5,929
   Increase in advance billings                                              26          72          401
   Increase (decrease) in accrued interest and taxes                      1,498      (3,182)       8,954
   Increase in deferred postretirement benefits                          14,302        -             -
   Increase (decrease) in deferred income taxes                           1,308       8,545       11,663
- --------------------------------------------------------------------------------------------------------
     Total Adjustments                                                  145,518     146,580       84,079
- --------------------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities                            228,238     216,011      163,125
- --------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
 Expenditures for property, plant and equipment                        (102,156)   (123,847)    (108,584)
 (Increase) decrease in short-term investments                              285       2,296        4,390
 Investment in cellular                                                  (4,342)       (665)      (2,220)
 Proceeds from sale of investment securities                              8,325         684         -
 Proceeds from asset sales                                                1,006        -            -
 Investment in nonaffiliated entities                                    (1,161)       -            -
 Purchase of companies                                                  (11,343)       -        (164,554)
 Cash acquired in purchase acquisitions                                     264        -             614
- --------------------------------------------------------------------------------------------------------
   Net Cash (Used in) Investing Activities                             (109,122)   (121,532)    (270,354)
- --------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS CONT.
In thousands of dollars       Years ended December 31,               1993         1992       1991
- -------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
 Net increase (decrease) in notes payable                          $ (5,806)  $    184   $   -
 Proceeds from long-term debt                                        35,500        980    239,083
 Repayments of long-term debt                                      (130,063)   (19,585)   (62,319)
 Dividends paid                                                     (54,492)   (51,582)   (47,375)
 Purchase of treasury stock                                          (2,744)      -          (625)
 Issuance of common stock                                                35       -          -
 Redemptions of preferred stock                                          (8)       (10)        (8)
 Minority interests                                                     399        183        523
- -------------------------------------------------------------------------------------------------
   Net Cash Provided by (Used in) Financing Activities             (157,179)   (69,830)   129,279
- -------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                (38,063)    24,649     22,050
Cash and Cash Equivalents at Beginning of Year                       69,347     44,698     22,648
- -------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                           $ 31,284   $ 69,347   $ 44,698
=================================================================================================
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF SHARE OWNERS' EQUITY
In thousands of dollars, except share data                     1993        1992        1991
- -------------------------------------------------------------------------------------------
Common Stock
100,000,000 shares authorized, par value $1.00
Balance, January 1 (shares issued 1993-33,318,943;
  1992-33,323,165; 1991-30,436,427)                        $ 33,319    $ 33,323    $ 30,436
Retirement of treasury stock (1992-63 shares)                  -           -           -
Other subsidiary acquisitions (1993-697,623 shares;
  1992-4,850 shares; 1991-2,885,000 shares)                     698          (5)      2,885
Exercise of stock options (1993-1,109 shares)                     1        -           -
Conversion of:
  4 3/4% Convertible debentures (1993-6,857 shares;
    1992-691 shares; 1991-1,738 shares)                           7           1           2
- -------------------------------------------------------------------------------------------
Balance, December 31 (shares issued
  1993-34,024,532; 1992-33,318,943;
  1991-33,323,165                                            34,025      33,319      33,323
- -------------------------------------------------------------------------------------------
Capital in Excess of Par Value
Balance, January 1                                          174,226     174,358      93,050
Retirement of treasury stock                                   -             (2)       -
Other subsidiary acquisitions/divestitures                   27,259        (137)     81,290
Exercise of stock options                                        34        -           -
Conversion of:
  4 3/4% Convertible debentures                                  72           7          18
- -------------------------------------------------------------------------------------------
Balance, December 31                                        201,591     174,226     174,358
- -------------------------------------------------------------------------------------------
Retained Earnings
Balance, January 1                                          391,256     373,949     343,769
Net income                                                   82,720      69,431      79,046
Dividends declared in cash:
  Preferred stock at required annual rates                   (1,187)     (1,188)     (1,189)
  Common stock                                              (53,900)    (50,936)    (47,677)
- -------------------------------------------------------------------------------------------
Balance, December 31                                        418,889     391,256     373,949
- -------------------------------------------------------------------------------------------
Less-Treasury Stock, at Cost
Balance, January 1
  (1992-63; 1991-94,800)                                       -              2       2,575
Common shares repurchased for acquisitions
  (1993-304,720; 1991-20,600)                                12,572        -            625
Retirement of treasury stock (1992-63)                         -             (2)       -
Common shares reissued for acquisitions/divestitures
   (1993-248,307; 1991-115,337)                             (10,381)       -         (3,198)
- -------------------------------------------------------------------------------------------
Balance, December 31 (1993-56,413 shares;
  1991-63 shares)                                             2,191           -           2
- -------------------------------------------------------------------------------------------
    Common Share Owners' Equity                             652,314     598,801     581,628
- -------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF SHARE OWNERS' EQUITY CONT.

In thousands of dollars, except share data                     1993        1992        1991
- -------------------------------------------------------------------------------------------
Preferred Stock
Balance, January 1 (shares outstanding 1993-227,928;
  1992-228,025; 1991-228,105)                              $ 22,793    $ 22,803    $ 22,811
Redemptions                                                      (8)        (10)         (8)
- -------------------------------------------------------------------------------------------
Balance, December 31 (shares outstanding 1993-227,848;
  1992-227,928; 1991-228,025)                                22,785      22,793      22,803
- -------------------------------------------------------------------------------------------
    Total Share Owners' Equity                             $675,099    $621,594    $604,431
===========================================================================================
See accompanying Notes to Consolidated Financial Statements.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

   The accounting policies of Rochester Telephone Corporation and its affiliates (the company) are in conformity with generally accepted accounting principles and, where applicable, conform to the accounting principles as prescribed by federal and various state regulatory bodies.

   Consolidation-The consolidated financial statements include the accounts of Rochester Telephone Corporation and its affiliates. The results of operations of Rotelcom Inc., RCI Network Services, Inc., RCI Long Distance, Inc., RCI Long Distance Canada, Ltd., RCI Long Distance New England, Inc., Taconic Long Distance Service Corporation, Mid Atlantic Telecom, Inc., Budget Call Long Distance, Inc., Rochester Telephone Mobile Communications (RTMC), a partnership in which the company is a general partner with an 85 percent interest, Rochester Telephone Mobile Communications, Inc., and Rochester Tel Cellular Holding Corporation are disclosed in the Consolidated Statement of Income and Business Segment Information under the caption "Telecommunication Services." Intercompany transactions have been eliminated except for intercompany profit on regulated company purchases (affiliate sales) from Telecommunication Services. In the opinion of management, prices charged by Telecommunication Services are comparable to prices the regulated companies would be required to pay other suppliers.

   Material and Supplies-Material and supplies are stated at the lower of cost or market, based on weighted average unit cost. The caption "Cost of Goods Sold" relates to Rotelcom and RTMC and includes sales associated with the cost of goods sold amounting to $29.5 million, $32.2 million and $41.1 million in 1993, 1992, and 1991, respectively.

   Telephone Plant-Additions to and replacements of telephone plant are capitalized at original cost, including costs for benefits and supervision applicable to construction labor. The cost of depreciable property units retired, plus removal costs, less salvage is charged to accumulated depreciation. Replacements, renewals and betterments of units of property are capitalized. Replacement of items not considered units of property and all repairs and maintenance are charged to operating expense.

   Telecommunication Property-Property is recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized, while maintenance and repairs are expensed. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the gain or loss, if any, is reflected in earnings for the period.

   Depreciation-Depreciation is computed on the straight-line method using estimated service lives of the various classes of plant. The range of service lives for property, plant and equipment is as follows:

     Furniture and fixtures                       4 to 20 years
     Central office, switches and
      network equipment                           5 to 30 years
     Local and toll service lines                27 to 35 years
     Station equipment   10 to 15 years
     Buildings and building improvements         10 to 35 years

     Goodwill-The excess of the cost of companies purchased over net assets acquired is being amortized on a straight-line basis over 25 to 40 years. Accumulated amortization is $15.6 million, $10.4 million and $6.7 million at the end of 1993, 1992, and 1991, respectively.

     Employees' Service Pensions and Benefits-The company has contributory and noncontributory plans providing for service pensions and certain death benefits for substantially all employees. The plans also provide disability pensions and sickness, accident and death benefits (resulting from accidents occurring during employment) for all employees, which are paid and charged to current operating expense. The company's provisions for service pensions and certain death benefits are remitted, at least annually, to the trustees. In addition to providing pension benefits, the company provides health care, life insurance, and certain other retirement benefits for substantially all employees.

     Fair Value of Financial Instruments - Cash and cash equivalents are valued at their carrying amounts, which are reasonable estimates of fair value. The fair value of long-term debt is estimated using rates currently available to the company for debt with similar terms and maturities. The fair value of all other financial instruments approximates cost as stated.

     Federal Income Taxes-The company files a consolidated federal income tax return.

     Tax deferrals resulting from the elimination of gross profit on affiliate sales in the consolidated tax return are recorded by Rotelcom and are amortized to offset income taxes to be paid over the cost recovery periods of telephone plant.

     Deferred income taxes are provided by the unregulated operations on items recognized for financial reporting purposes in different periods than are recognized for income tax purposes. Deferred income taxes are recorded by regulated operations in compliance with the normalization provisions of current tax law and regulatory orders. The major temporary differences reflected in the deferred tax liability are depreciation and investment tax credits. Excess deferred taxes applicable to Telephone Operations are amortized in compliance with the normalization provisions of current tax law and regulatory orders. This amortization is normalized over the same time period as the related asset generating the deferral.

     Deferred income taxes have not been provided by Telephone Operations for flow-through of temporary differences where the regulatory agencies permit only income taxes actually paid to be recognized. At December 31, 1993, the cumulative balance of tax reductions not previously offset by provisions for deferred federal income taxes amounted to $51 million. Similarly, the cumulative balance of tax reductions not previously offset by provision for deferred state income taxes amounted to $15 million at December 31, 1993. A deferred tax liability and a long-term deferred asset have been recorded to reflect the impact applicable to these cumulative reductions and the future revenue to be recovered when these taxes become payable.

     Allowance for Funds Used During Construction- The company includes in its telephone plant accounts an imputed cost of debt and equity funds used for the construction of telephone plant and credits such amounts to other income. The rates used in determining the allowance for funds used during construction are based on the assumption that construction funds are provided from sources of capital in the same proportion as each telephone company's capital structure.

     The rates used to calculate the allowance for funds used during construction for companies in Telephone Operations during 1993 ranged from 6 percent to 11.96 percent.

     Earnings Per Share-Primary earnings applicable to each share of common stock and common stock equivalent are based on the weighted average number of shares outstanding during each year. The average number of common shares outstanding for each period was: 33,726,719 in 1993, 33,318,952 in 1992 and
32,102,724 in 1991.

     Computations of earnings per share on a fully diluted basis are determined by increasing the average outstanding common shares for contingent issuances that would reduce earnings per share. In computing the per share effect of the assumed conversions, convertible debenture interest (net of income taxes) has been added to income applicable to common stock. The number of common shares used to compute earnings per share on a fully diluted basis for each period was: 33,986,008 in 1993, 33,582,756 in 1992 and 32,367,770 in 1991.

     Cash Flows-For purposes of the Statement of Cash Flows, the company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Actual interest paid was $49.4 million in 1993, $48.4 million in 1992 and $38.9 million in 1991. Actual income taxes paid were $46.6 million in 1993, $37.2 million in 1992 and $36.8 million in 1991.

Stock Split - In November 1993, the Board of Directors approved a 2-for-1 common stock split effected in the form of a 100 percent stock dividend with no change in the $1.00 per share par value of the stock. The split will be effective upon approvals by the New York State Public Service Commission (NYSPSC) and the listing with the New York Stock Exchange of the new shares created by the split. The record distribution dates will be established after these approvals have been obtained.

2.  Acquisitions
    On April 15, 1993, the company acquired 70 percent ownership of the Utica-Rome Cellular Partnership using 702,737 shares of original issue common stock. The transaction was accounted for as a purchase acquisition. In addition, in 1993 Telecommunication Services acquired Budget Call Long Distance, Inc. on June 7, 1993 for $7.5 million in cash and Mid Atlantic Telecom, Inc. on September 30, 1993 using 143,587 shares of treasury stock. Both transactions were accounted for as purchase acquisitions.

    During 1992 the company acquired the Statesboro Telephone Company and accounted for the acquisition as a pooling of interests. Prior years' financial statements have been restated to reflect the accounts and operations of Statesboro. Revenues and net income for the period January 1, 1992 to the acquisition date for Statesboro were $6.1 million and $1.2 million, respectively. A total of 1.5 million shares of common stock were exchanged for all of the outstanding stock of Statesboro.

    During 1991 the company acquired six companies. All acquisitions were accounted for as purchases. Telephone Operations acquired the telephone properties of Northern States Power Company, now named Minot Telephone Company, DePue Telephone Company, the Minnesota telephone properties of Centel Corporation, now named Vista Telephone Company of Minnesota, and the Iowa telephone properties of Centel Corporation, now named Vista Telephone Company of Iowa. Telecommunication Services acquired the assets of the Burlington Telephone Company of Burlington, Vermont and Taconic Long Distance Service Corporation. The purchased companies were included in the consolidated financial statements as of their respective dates of acquisition. A total of 2.9 million original issue shares, 115,000 shares of treasury stock valued at $3.3 million, $164.6 million in cash and certain minority ownership interests in cellular properties were exchanged for the 1991 acquired companies.

3.  Other Income (Expense), Net

    The major components included in this caption are as follows
(amounts in thousands):
                                   Income (Expense)
                                1993          1992       1991

Interest income               $  1,659      $  2,257   $  2,279
Joint venture income               727         1,682      1,038
Goodwill amortization           (3,928)       (3,692)    (2,734)
Corporate expenses             (14,707)      (10,267)    (8,178)
Miscellaneous income
   (expense), net               (4,973)       (4,327)    (2,939)
                              ---------     --------- ----------

    TOTAL                     $(21,222)     $(14,347)  $(10,534)
                              ========      ========   ========

4.  Extraordinary and Unusual Items
    As part of the Rochester Company's Settlement Agreement with the NYSPSC finalized in the third quarter of 1993, the company agreed to write-off one-half of the costs ($3.3 million) previously deferred as part of a project to redesign customer accounts records, order flow and customer billing systems. The costs were incurred from January 1990 to December 1992 and the project was abandoned after it was determined that the cost to complete it was substantially greater than initially estimated. The remaining one-half of the costs previously deferred are being amortized to expense and recovered in rates. This charge is reflected on the consolidated statement of income in the caption "Software write-off".

    On December 14, 1992, the Executive Committee of the Board of Directors approved the refinancing of the $40 million Series H, 9 1/2% first mortgage bonds. The company recorded a charge of $1.1 million (net of taxes of $.5 million) in 1992 relating to the write-off of the call premium, the remaining initial discount and associated expenses of the transaction. The bonds were retired in January 1993 using internally generated cash and the private placement of $35 million of debt at a telephone subsidiary.

    The company's 1991 results were positively impacted by a gain relating to the transfer of cellular properties as part of the acquisition of Centel Corporation's Minnesota telephone operations on June 28, 1991. A portion of the gain relating to the sale of certain cellular properties acquired within two years prior to the sale is reflected as an extraordinary gain of $3.8 million (net of taxes of $2.4 million) with the remainder recorded as an ordinary gain.

5.  Stock Option Plan
    In 1992 the company implemented a Directors Stock Option Plan and an Executive Stock Option Plan. Under the plans, which were approved by share owners in 1990, a maximum of 400,000 shares of common stock over a ten-year period may be issued.

    Under both plans, the exercise price is the fair market value of the stock on the date of the grant of the stock option. One third of the options become exercisable on the first year anniversary of the grant date. Another third become exercisable on the second year anniversary and the final third become exercisable on the third year anniversary of the grant date. The options expire ten years after the date of grant.

    Information with respect to options under the above plans follows:

                                    Option Price
                       Shares         Per Share        Aggregate
                       ------        ------------      ---------

    Outstanding at
      August 1, 1992     -                                 -
    Granted            48,200       $31.50-$31.375    $1,515,925
                       ------                         ----------
    Outstanding at
      Dec 31, 1992     48,200                          1,515,925
    Granted           129,019       $39.50-$36.875     4,935,175
    Cancelled          (4,750)      $38.125-$31.50     (176,125)
    Exercised          (1,109)      $31.50-$31.375      (34,892)
                      -------                         ----------
    Outstanding at
      Dec 31, 1993    171,360                        $6,240,083
                      =======                        ==========

    At December 31, 1993, 14,806 shares were exercisable and
227,531 shares were available for future grant.

6.  Preferred Stock (Cumulative)-Par Value $100
In thousands of dollars, except share data                       1993            1992           1991
- ----------------------------------------------------------------------------------------------------
Rochester Telephone Corporation-850,000 shares authorized
  5.00% Series-redeemable at $101 per share
    Shares Outstanding                                         100,000        100,000        100,000
    Amount Outstanding                                        $ 10,000       $ 10,000       $ 10,000
  5.65% Series-redeemable at $101 per share
    Shares Outstanding                                          50,000         50,000         50,000
    Amount Outstanding                                        $  5,000       $  5,000       $  5,000
  4.60% Series-redeemable at $101 per share
    Shares Outstanding                                          50,000         50,000         50,000
    Amount Outstanding                                        $  5,000       $  5,000       $  5,000
Highland Telephone Company-40,000 shares authorized
  5.875% Series A-redeemable at par
    Shares Outstanding                                          18,694         18,694         18,694
    Amount Outstanding                                        $  1,869       $  1,869       $  1,869
  7.80% Series B-redeemable at $100.80-$105.00 per share
    Shares Outstanding                                           6,400          6,480          6,560
    Amount Outstanding                                        $    640       $    648       $    656
AuSable Valley Telephone Company, Inc.-4,000 shares authorized
  5.50% Series - redeemable at par
    Shares Outstanding                                           2,754          2,754          2,754
    Amount Outstanding                                        $    276       $    276       $    276
Seneca-Gorham Telephone Corporation-2,500 shares authorized
  5.00% Series - redeemable at par
    Shares Outstanding                                            -              -                17
    Amount Outstanding                                            -              -          $      2
- ----------------------------------------------------------------------------------------------------
Total Shares Outstanding                                       227,848        227,928        228,025
====================================================================================================

Total Amount Outstanding                                      $ 22,785       $ 22,793       $ 22,803
====================================================================================================



7.  Long-Term Debt
In thousands of dollars          At December 31,                       1993             1992            1991
- ------------------------------------------------------------------------------------------------------------
First Mortgage Bonds
  Series E, 4 3/4%, due September 1, 1993                              -            $ 12,000 <F1>    $ 12,000
  Series F, 4 1/2%, due May 1, 1994                                    -              18,000 <F1>      18,000
  Series G, 7 5/8%, due March 1, 2001                                  -              30,000 <F1>      30,000
  Series H, 9 1/2%, due March 1, 2005                                  -              40,000 <F2>      40,000
  Vista Senior Notes, 7.61%, due February 1, 2003                  $ 35,000             -                -
Rural Electrification Administration debt, 2%-9.1% due 1994 to 2025  80,667           85,048           88,349
Other debt issued by affiliates, 7.5%-12 3/4%, due 1991 to 2006        -              15,840           24,946
- ------------------------------------------------------------------------------------------------------------
                                                                    115,667 <F3>     200,888          213,295
- ------------------------------------------------------------------------------------------------------------
Debentures
  4 3/4% Convertible, due March 1, 1994                                -                 137 <F4>         145
  10.46% Convertible, due October 27, 2008                            5,300 <F5>       5,300            5,300
  9%, due January 1, 2020                                           100,000          100,000          100,000
  9%, due August 15, 2021                                           100,000          100,000          100,000
- ------------------------------------------------------------------------------------------------------------
                                                                    205,300          205,437          205,445
- ------------------------------------------------------------------------------------------------------------
Medium-Term Notes, 8.77% - 9.30%, due 1991 to 2004                  179,000          179,000          179,000
Revolving Credit and Term Loan Agreement                               -               3,200            9,400
- ------------------------------------------------------------------------------------------------------------
Sub-total                                                           499,967 <F6>     588,525          607,140
Less-Discount on long-term debt, net of premium                       3,450            3,433            3,624
     Current portion of long-term debt                                3,962           59,495           12,284
- ------------------------------------------------------------------------------------------------------------
Total Long-Term Debt                                               $492,555         $525,597         $591,232
=============================================================================================================

<F1>  In July 1993 the company redeemed all of its Series E, F and G First Mortgage Bonds.
<F2>  In December 1992, the company entered into an agreement to repurchase its Series H $40 million, 9 1/2%,
First Mortgage Bonds on January 15, 1993.  The bonds were originally due March 1, 2005.  As such, these bonds were reclassified from long-term to short-term at December 31, 1992.  (See Note 4.)
<F3>  Certain assets of Telephone Operations are pledged as security for Mortgage Bonds, Rural
Electrification Administration debt and other debt.
<F4>  In December 1992, the company called its 4 3/4% convertible debentures.  As such, they have been reclassified from long-term to short-term at December 31, 1992.  The redemption of these debentures occurred in January 1993.  Prior to redemption, debentures were convertible at any time into common stock at $11.50 per share subject to certain adjustments.  During 1993, 1992 and 1991, $79,000, $8,000 and $20,000 face value of debentures were converted into 6,857, 691 and 1,738 shares of common stock, respectively.
<F5>  The debenture is convertible into common stock at any time after October 26, 1998 for $21.075 per share.  A total of 251,483 shares of common stock are reserved for such conversion.
<F6>  In accordance with Financial Accounting Standards Board Statement No. 107, "Disclosures about Fair
Value of Financial Instruments," the company estimates that the fair value of the debt, based on rates currently available to the company for debt with similar terms and remaining maturities, is $559.7 million.


     At December 31, 1993, aggregate debt maturities were:

In thousands of dollars  1994     1995     1996    1997    1998
- ---------------------------------------------------------------
                        $3,962   $3,658  $3,746   $3,577  $3,518

8.  Notes Payable and Lines of Credit

    At December 31, the company had outstanding notes payable as follows:

    In thousands of dollars     Amount           Interest Rate
- --------------------------------------------------------------
        1991                   $ 6,010             5.56%- 7.00%
        1992                   $ 6,194             4.00%- 9.00%
        1993                   $   303             6.00%- 9.00%

    Also at December 31, 1993, the Rochester company has $50 million of unused bank lines of credit, which are available to provide support for commercial paper borrowings. These lines of credit are available for general Corporate purposes. No compensating balances are required and the commitment fees are not material. In addition, Highland Telephone Company has an agreement for an unsecured line of credit of $8 million. No fees or compensating balances are required.

9.  Income Taxes
The provision for income taxes consists of the following:
In thousands of dollars                                                       1993              1992       1991
- ---------------------------------------------------------------------------------------------------------------
Federal:
  Current                                                                  $45,013           $28,394    $31,051
  Deferred                                                                     391             8,253      9,522
- ---------------------------------------------------------------------------------------------------------------
Federal:
                                                                            45,404            36,647     40,573
- ---------------------------------------------------------------------------------------------------------------
State:
  Current                                                                    3,911             4,663      5,543
  Deferred                                                                     917               217        954
- ---------------------------------------------------------------------------------------------------------------
                                                                             4,828             4,880      6,497
- ---------------------------------------------------------------------------------------------------------------
Total income taxes                                                         $50,232           $41,527    $47,070
===============================================================================================================

The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows:

In thousands of dollars                                   1993                     1992               1991
- ---------------------------------------------------------------------------------------------------------------

Federal income tax expense at statutory rate        $44,844    35.0%       $36,431     34.0%   $39,393    34.0%
Accelerated depreciation                              2,656     2.0          2,415      2.3      2,660     2.3
Investment tax credit                                (2,044)   (1.6)        (2,223)    (2.1)    (2,652)   (2.3)
Miscellaneous                                          ( 52)     -              24       -       1,172     1.0
- ---------------------------------------------------------------------------------------------------------------
Total federal income tax                            $45,404    35.4%       $36,647     34.2%   $40,573    35.0%
===============================================================================================================

 9.  Income Taxes Cont.


    As a result of the Revenue Reconciliation Act of 1993, the 1993 Income Tax provision includes the impact of the federal tax rate increase from 34 percent to 35 percent. The impact amounts to approximately $2 million, of which approximately $400,000 is attributable to prior years.

Deferred tax liabilities (assets) are comprised of the following at December
31:

In thousands of dollars                           1993          1992
- ---------------------------------------------------------------------

Accelerated depreciation                          $153,910   $152,230
Investment tax credit                                6,828      8,047
Miscellaneous                                        8,734     10,137
- ---------------------------------------------------------------------
Gross deferred tax liabilities                     169,472    170,414
- ---------------------------------------------------------------------
Basis adjustment - purchased telephone companies  (42,741)    (45,368)
Inventory reserves                                   (113)       (883)
Postretirement Benefits Obligation                 (5,415)         -
Deferred compensation                              (1,648)     (1,081)
Other                                              (2,588)     (4,206)
- ----------------------------------------------------------------------
Gross deferred tax assets                         (52,505)    (51,538)
- ----------------------------------------------------------------------
Total Deferred Income Taxes                      $116,967    $118,876
======================================================================
    Gross profit on affiliate sales to telephone companies is deferred by Telecommunication Services and is amortized to offset income taxes to be paid over the cost recovery periods of the telephone plant. The amortization of gross profit deferred in prior years exceeded current year deferrals by $558,000 in 1993, $927,000 in 1992 and $1,355,000 in 1991 resulting in deferred tax reversals of $195,000, $315,000 and $461,000, respectively.

10.  Employees' Service Pensions and Benefits

         The company, through various contributory and non-contributory defined benefit pension plans, provides retirement benefits for substantially all employees. Benefits, in general, are based on years-of-service and average salary.

    The plans' funded status is as follows:
In thousands of dollars              December 31,    1993      1992      1991
- -----------------------------------------------------------------------------
Actuarial present value of
  benefit obligations:
  Vested benefit obligation                      $283,567  $243,307  $227,317
- -----------------------------------------------------------------------------
  Accumulated benefit obligation                 $307,016  $257,893  $242,464
=============================================================================

Plan assets at fair value, primarily fixed
  income securities and common stock             $397,841  $370,711  $351,498
Projected benefit obligation                      354,065   316,335   304,730
- -----------------------------------------------------------------------------
Funded status                                      43,776    54,376    46,768
Unrecognized net (gain) loss                      (28,729)  (42,572)  (40,247)
Unrecognized net transition asset                  (5,442)   (4,941)   (6,512)
Unrecognized prior service cost                     9,227     7,071    12,554
- -----------------------------------------------------------------------------
Pension asset included in
  Consolidated Balance Sheet                     $ 18,832  $ 13,934  $ 12,563
=============================================================================
     The net periodic pension cost consists of the following:

In thousands of dollars      Year Ended December 31, 1993      1992      1991
- -----------------------------------------------------------------------------
Service cost - benefits earned during the period $  7,758  $  7,033  $  5,464
Interest cost on projected benefit obligation      23,932    23,123    21,702
Actual return on plan assets                      (40,484)  (24,860)  (63,059)
Net amortization and deferral                       7,623    (9,033)   37,006
- -----------------------------------------------------------------------------
Net periodic pension cost determined under FAS 87  (1,171)   (3,737)    1,113
Amount expensed due to regulatory agency actions   (1,537)    6,787     2,223
- -----------------------------------------------------------------------------
Net periodic pension cost recognized             $ (2,708) $  3,050  $  3,336
=============================================================================

    The projected benefit obligation at December 31, 1993 was determined using an assumed weighted average discount rate of 7.25 percent and an assumed weighted average rate of increase in future compensation levels of 5.0 percent. The weighted average expected long-term rate of return on plan assets was assumed to be 8.75 percent. The unrecognized net transition asset as of January 1, 1987 is being amortized over the estimated remaining service lives of employees, ranging from 12 to 26 years.

    The company's funding policy is to make contributions for pension benefits based on actuarial computations which reflect the long-term nature of the pension plan. However, under Financial Accounting Standards Board Statement No. 87 (FAS 87), "Employers' Accounting for Pensions," the development of the projected benefit obligation essentially is computed for financial reporting purposes and may differ from the actuarial determination for funding due to varying assumptions and methods of computation.

    During 1993, 1992 and 1991, the company funded $.2 million, $4.8 million and $4.0 million, respectively, for employees' service pensions and certain death benefits.

    The company also sponsors a number of defined contribution plans. The most significant plan covers substantially all management employees, who make contributions via payroll deduction. The company matches 75 percent of that contribution up to 6 percent of gross compensation. Total cost recognized for all defined contribution plans during 1993 was $4.1 million.

    On November 30, 1992, a voluntary pension incentive plan was offered to Rochester Tel employees who were pension-eligible and retired on or before December 31, 1992. A 7.5 percent additional pension benefit will supplement the normal pension benefit for up to five years or until age 65, whichever is earlier. Accordingly, pension costs for the fourth quarter of 1992 include a one-time charge of $.8 million. Payments will be made from pension plan assets.

11.  Postretirement Benefits Other Than Pensions
    The company provides health care, life insurance, and certain other retirement benefits for substantially all employees. Effective January 1, 1993, the company adopted Financial Accounting Standards Board Statement No. 106 (FAS 106) "Employers' Accounting for Postretirement Benefits Other Than Pensions." FAS 106 requires that employers reflect in current expenses an accrual for the cost of providing postretirement benefits to current and future retirees. Prior to 1993, the company recognized these costs as they were paid. The cost of postretirement benefits was recognized as determined under the projected unit credit actuarial method. Plan assets consist principally of life insurance policies.

    In adopting FAS 106, the company elected to defer the recognition of the accrued obligation of $125 million over a period of twenty years. For 1993, the adoption of this standard resulted in additional operating expenses in the amount of $7.8 million, net of a deferred income tax benefit of $4.1 million. However, a substantial portion of this increase was offset by a change in accounting for pensions for rate making purposes at the Rochester company. The change requires that the company amortize, over a ten year period, the cumulative amount of pension funding from January 1, 1987 over the amount of pension expense which would have been recognized through December 31, 1992 under FAS 87, reducing pension expense throughout the amortization period. The net impact of adopting FAS 106 and recording the accounting change for FAS 87 actually resulted in only $3.8 million of additional operating expenses, net of the income tax benefit, in 1993.

    The funded status of the plans as of December 31, 1993
follows:
    Accumulated postretirement benefit
    obligation (APBO) attributable to:
         Retirees                                 $ 63,749
         Fully eligible plan participants           44,399
         Other active plan participants             34,892
                                                  --------
         Total APBO                                143,040
    Plan Assets at Fair Value                        3,944
                                                  --------
    APBO in Excess of Plan Assets                  139,096
    Unrecognized Transition Obligation            (117,706)
    Unrecognized Net Prior Service Cost             (1,458)
    Unrecognized Net Loss                           (3,811)
                                                  --------
    Accrued Postretirement Benefit Obligation     $ 16,121
                                                  ========
    The components of the estimated postretirement benefit cost for 1993 follow:
         Service Cost                             $ 2,746
         Interest on Accumulated Postretirement
          Benefit Obligation                       10,046
         Amortization of Transition Obligation      6,241
         Return on Plan Assets                       (290)
                                                  -------
         Net Postretirement Benefit Cost          $18,743
                                                  =======

    To estimate these costs, health care costs were assumed to increase 12.0 percent in 1994 with the rate of increase declining consistently to 5.25 percent by 2006 and thereafter. The weighted discount rate and salary increase rate were assumed to be 7.25 percent and 6.0 percent, respectively. The expected long-term rate of return on plan assets was 7.4 percent. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1993 would increase by $19.4 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1993 would increase by $2.1 million.


12.  Postemployment Benefits

    In 1992 the Financial Accounting Standards Board released Statement No. 112, "Employers' Accounting for Postemployment Benefits" (FAS 112), which is required to be implemented by January 1, 1994. FAS 112 requires that projected future costs of providing postemployment, but pre-retirement, benefits, such as disability, pre-pension leave (salary continuation) and severance pay, be recognized as an expense as employees render service rather than when the benefits are paid.

    The company will adopt the provisions of FAS 112 effective January 1, 1994 by recognizing its obligation for postemployment benefits through a cumulative effect charge to net income. This nonrecurring, noncash charge is expected to reduce 1994's net income by up to $5.9 million. Adoption of FAS 112 is not expected to significantly impact future operating expense or the company's cash flow.

13.  Leases and License Agreements

    The company leases buildings, land, office space, fiber optic network, computer hardware and other equipment, and has license agreements for rights-of-way for the construction and operation of a fiber optic communications system. Total rental expense amounted to $15.5 million in 1993, $16.4 million in 1992 and $15.4 million in 1991.

    Minimum annual rental commitments under non-cancellable operating leases and license agreements in effect on December
31, 1993 were as follows:

    In thousands of dollars     Non-Cancellable Leases       License
    Years                        Buildings   Equipment      Agreements
    ------------------------------------------------------------------
    1994                           $ 7,600     $ 5,965           $ 5,964
    1995                             6,955       6,058             6,115
    1996                             6,670       4,965             6,108
    1997                             6,425       2,017             6,015
    1998                             6,129         389             5,846
    1999 and thereafter             26,434           3            30,769
    --------------------------------------------------------------------
            Total                  $60,213     $19,397           $60,817



14.  Business Segment Information

    Revenues and sales, operating income, depreciation, construction expenditures and identifiable assets by business segment are set forth in the Business Segment Information included on page 2 of this report.



15.  Commitments and Contingencies
    It is anticipated that the company will expend $73.7 million for additions to property, plant, and equipment during 1994. In connection with this construction program, certain commitments for the purchase of material and equipment have been made.

15.  Commitments and Contingencies Cont.

    The NYSPSC issued an order on July 6, 1993 which imposed a royalty on Rochester Tel in the amount of two percent of the total capitalization of Rochester's unregulated operations. Based upon an initial interpretation of the Order, Rochester estimates that its effect is in the range of $2.0 million per year. The company disputes the justification for the royalty proposal which would be treated as an offset to the Rochester, New York operating company's regulated revenue requirement from regulated intrastate telephone operations. The company is vigorously contesting this case but cannot predict the outcome with any certainty at this time.

    In February 1993, the company filed a petition for reorganization with the NYSPSC. The request is twofold, first establishing two new subsidiary companies to be constituted from the operating assets of the existing Rochester operating telephone company. One company would be a competitive telecommunications company which would provide an array of services on a retail basis in the Rochester marketplace. This company would have the flexibility to price and introduce services as necessary to compete. The second company would be a wholesale network company which would be regulated and would provide services to the new competitive subsidiary company and all other telecommunications providers on an equal basis. This configuration, unique in the telecommunications industry, is being proposed to better meet the current and emerging competition in the marketplace.

    The second aspect of the petition involves the remaining assets of the existing Rochester company, primarily investments in subsidiaries, which would remain with the newly unregulated holding company for the consolidated organization. This structure would provide the financing flexibility to continue acquisition and diversification efforts necessary for the long-term growth of the business. The company will aggressively pursue approval of this plan of reorganization but cannot predict the outcome.

    On March 12, 1993, the company signed a definitive agreement with a subsidiary of NYNEX Corporation to form a cellular supersystem joint venture in upstate and western New York State that will provide cellular telephone customers with expanded geographic coverage. The supersystem will include the cellular markets in Buffalo, Rochester, Syracuse, Utica-Rome and New York Rural Service Area #1, which includes Jefferson, St. Lawrence and Lewis counties. The proposed structure of the transaction is a 50/50 joint venture partnership, with Rochester Tel Cellular as the manager. The transaction is expected to close in the first quarter of 1994, subject to various governmental approvals and third party consents. On December 21, 1993, the company and NYNEX announced their intention to include the Binghamton and Elmira areas in the supersystem.


16.  Interim Data (Unaudited)

Selected quarterly data follow:

                                               Revenues and Sales              Income                       Per Share
                          ---------------------------------------         -----------------          -----------------------------
                                                                                            Earnings
                                                                                            Before                   Market Price
(In thousands of dollars,Telecommunication   Telephone                Operating      Net    Extraordinary
except per share data)            Services  Operations      Total        Income     Income  Items         Earnings    High    Low
- ------------------------------------------------------------------------------------------------------------------------------------
1993    First Quarter              $ 66,395   $144,574   $210,969     $ 44,364    $ 18,018    $ .53       $ .53     $38.88   $34.63

        Second Quarter               74,549    148,303    222,852       48,949      19,830      .58         .58     $43.50   $36.50

        Third Quarter                82,743    147,763    230,506       48,373      19,237      .56         .56     $48.75   $41.00
        Fourth Quarter               88,892    153,231    242,123       53,259      25,635      .75         .75     $50.25  $43.375
            Full Year              $312,579   $593,871   $906,450     $194,945    $ 82,720    $2.42       $2.42
                                  ========================================================

1992    First Quarter              $ 55,802   $137,708   $193,510     $ 40,412    $ 15,291    $ .45       $ .45     $34.00   $30.13

        Second Quarter               57,801    140,677    198,478       43,176      16,518      .49         .49     $33.75   $29.13
        Third Quarter                59,478    142,116    201,594       46,118      18,448      .54         .54     $32.88   $30.25
        Fourth Quarter               63,696    146,771    210,467       45,428      19,174<F1>  .60         .57     $35.75   $30.63
            Full Year              $236,777   $567,272   $804,049     $175,134    $ 69,431    $2.08       $2.05
                                   =======================================================

1991    First Quarter              $ 52,865   $109,517   $162,382     $ 32,651    $ 13,327    $ .43       $ .43      $30.38  $26.00
        Second Quarter               52,122    114,639    166,761       34,008      31,900<F2>  .90        1.02      $31.50  $29.00
        Third Quarter                54,875    131,690    186,565       39,069      16,384<F3>  .47         .48      $31.38  $28.25
        Fourth Quarter               56,100    141,751    197,851       42,640      17,435      .51         .51      $34.00  $29.75
            Full Year              $215,962   $497,597   $713,559     $148,368    $ 79,046    $2.31       $2.43
                                   =======================================================

<F1>  Includes extraordinary loss on retirement of debt of $1.1 million.  (See Note 4.)
<F2>  Includes ordinary and extraordinary gain on sale of cellular, net of taxes, of $18.7 million.  (See Note 4.)
<F3>  Includes ordinary and extraordinary gain on sale of cellular, net of taxes, of $.8 million.  (See Note 4.)
